EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL

Board of Directors and Shareholders
Stratton Funds, Inc.
Plymouth Meeting, Pennsylvania

In planning and performing our audit of the financial statements of Stratton Small-Cap Value Fund for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and
maintaining internal control.   In fulfilling this
responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of
controls.   Generally, controls that are relevant to an audit
pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the
United States of America.   Those controls include the
safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute
of Certified Public Accountants.   A material weakness is a
condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing
their assigned functions.   However, we noted no matters
involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 2002.

This report is intended solely for the information and use of management and the Board of Directors of Stratton Small-Cap Value Fund and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.

Tait, Weller & Baker
Philadelphia, Pennsylvania
January 10, 2003



EXHIBIT B:
THE STRATTON FUNDS, INC.
Item 77D:	Policies with Respect to Security Investments

At the Stratton Mutual Funds Board Meeting held on
December 10, 2002, the Board of Directors of The
Stratton Funds, Inc., including a majority of the disinterested Directors, approved a change in the investment objective of the Stratton Small-Cap
Value Fund to become effective on or about May 1, 2003. The Fund's current investment objective is to "seek long-term dividend income and capital appreciation." The Fund's new investment objective is to "seek long-term capital appreciation". The investment objective of the Stratton Small-Cap Value Fund is not fundamental.




EXHIBIT C:
AMENDMENTS TO BY-LAWS OF
THE STRATTON FUNDS, INC.


	Pursuant to  2-109(b) of the Maryland General Corporation
Law and Article IX of the By-Laws of The Stratton Funds, Inc.
(the "Corporation"), effective December 10, 2002, the By-Laws of the Corporation shall be amended as follows:

	1.	The first sentence of Article II, Section 3 of the By-
Laws shall be amended and restated as follows:

		"Special meetings of the stockholders may be called at any time by the Chief Executive Officer or, in the absence or disability of the Chief Executive Officer, by the President, or by a majority of the Board of Directors, and shall be called by the Secretary upon written request of the holders of shares entitled to cast not less than ten percent of all the votes entitled to be cast at such meeting provided that (a) such request shall state the purposes of such meeting and the matters proposed to be acted on, and (b) the stockholders requesting such meeting shall have paid to the Corporation the reasonable estimated cost of preparing and mailing the notice thereof, which the Secretary shall determine and specify to such stockholders."

All other provisions of Article II, Section 3 shall remain unchanged.

	2.	Article III, Section 7 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive
Officer or, in the absence or disability of the Chief Executive Officer, by the President on one day's notice to each director. Special meetings shall be called by the Chief Executive Officer or, in the absence or disability of the Chief Executive Officer, by the President, or by the Secretary in like manner and on like notice on the written request of two directors."

	3.	Article V, Section 1 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 1. Designation. The officers of the Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer and a Treasurer. The Board of Directors may, from time to time, elect or appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. The Board of Directors, at its discretion, may also appoint a director as Chairman of the Board who shall perform and execute such executive and administrative duties and powers as the Board of Directors shall from time to time prescribe. The same person may hold two or more offices, except that no person shall be both Chief Executive Officer and Vice President, or both President and Vice President, and no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law, the Articles of Incorporation or these By-Laws to be executed, acknowledged or verified by two or more officers."

	4.	Article V, Section 2 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 2. Election. The Board of Directors shall choose a Chief Executive Officer, a President, a Secretary, a Chief Financial Officer and a Treasurer."

	5.	Article V, Section 6 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 6. President. The President shall be the chief operating officer of the Corporation and shall perform such duties as are incidental to the office of chief operating officer. The President, in the absence or disability of the Chief Executive Officer, shall perform the duties and exercise the powers of the Chief Executive Officer, and shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time prescribe."

	6.	Article V, Section 8 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 8. Vice President. The Vice Presidents, in the order of their seniority, shall in the absence or disability of the Chief Executive Officer and the President, perform the duties and exercise the powers of the Chief Executive Officer and President and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe."

	7.	The second sentence of Section 9 of Article V of the
By-Laws shall be amended and restated as follows:

		"He shall give, or cause to be given, notice of meetings to Stockholders and of the Board of Directors, shall have charge of the records of the corporation, including the stock books, and shall perform such other duties as may be prescribed by the Board of Directors, the President or the Chief Executive Officer, under whose supervision he shall be."

All other provisions of Section 9 of Article 5 shall remain unchanged.

	8.	Article V, Section 10 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 10. Assistant Secretaries. The Assistant Secretaries, in order of their seniority, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of Secretary and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the
President or the Secretary shall prescribe."

	9.	Article V, Section 11 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 11. Treasurer. The Treasurer, in the absence or disability of the Chief Financial Officer, shall perform the duties and exercise the powers of the Chief Financial Officer, and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time prescribe."

	10.	Article V, Section 12 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 12. Assistant Treasurer. The Assistant Treasurer shall, in the absence or disability of the Chief Financial Officer and Treasurer, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may from time to time prescribe."

	11.	New Section 13 and Section 14 shall be added to Article
V of the By-Laws as follows:

		"Section 13. Chief Executive Officer. The Chief Executive Officer shall have general supervision over the business and operations of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall also perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

		Section 14. Chief Financial Officer. The Chief Financial Officer shall have general charge of the finances and books of account of the Corporation. Except as otherwise provided by the Board of Directors, the Chief Financial Officer shall: (i) have general supervision of the funds and property of the Corporation and of the performance by the custodian of its duties with respect thereto; (ii) render to the Board of Directors, whenever directed by the Board, an account of the financial condition of the Corporation and of all transactions as Chief Financial Officer; (iii) cause to be prepared annually a full and correct statement of the affairs of the Corporation, including a balance sheet and a statement of operations for the preceding fiscal year; and (iv) perform all acts incidental to the office of Chief Financial Officer, subject to the control of the Board of Directors."

	12.	Article VIII, Section 3 of the By-Laws shall be amended
and restated in its entirety as follows:

		"Section 3. Execution of Instruments. All deeds, documents, transfers, contracts, agreements and other instruments requiring execution by the Corporation shall be signed by the Chief Executive Officer, President or a Vice President."

	The foregoing amendments to the By-Laws of the Corporation were duly approved by resolution of the Board of Directors at a meeting held on December 10, 2002.